Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below), dated October 4, 2013, and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Greenway Medical Technologies, Inc.

at

$20.35 Net Per Share

by

Crestview Acquisition Corp.,

a wholly-owned subsidiary of

VCG Holdings, LLC

a limited liability company affiliated with

Vista Equity Partners Fund IV, L.P.

Crestview Acquisition Corp. (“Purchaser”), a Delaware corporation and a wholly–owned subsidiary of VCG Holdings, LLC (“Parent”), a Delaware corporation, hereby offers to purchase for cash all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Greenway Medical Technologies, Inc., a Delaware corporation (the “Company”), at a price of $20.35 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (such amount per Share, or any different amount per Share that may be paid pursuant to the Offer (as defined below) in accordance with the terms of the Merger Agreement (as defined below), the “Per Share Amount”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 4, 2013 (as may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Parent is affiliated with Vista Equity Partners Fund IV, L.P., a Delaware limited partnership. Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 1, 2013, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 23, 2013, by and among Parent, Purchaser and the Company (the “Merger Agreement”), pursuant to which, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser and the Company will merge (the “Merger”), with the Company as the surviving corporation in the Merger continuing as a direct wholly–owned subsidiary of Parent (the “Surviving Corporation”), and each outstanding Share (other than Shares owned by Parent, Purchaser or the Company (or held in its treasury), any subsidiary of Parent or the Company, or by any stockholder of the Company who or which is entitled to and properly demands and perfects appraisal of such Shares pursuant to, and complies in all respects with, the applicable provisions of Delaware law) will at the effective time of the Merger be converted into the right to receive the Per Share Amount. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to 12:00 midnight New York City time, on Friday, November 1, 2013 (the “Expiration Time,” unless the period during which the Offer is open is extended in accordance with the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), a number of Shares that, considered with all other Shares beneficially owned by Parent and its affiliates plus the number of all Shares to be purchased by Parent and Purchaser pursuant to the Top-Up Option (as defined below) represent one more than 90% of the sum of (w) the total number of Shares outstanding at the time of the expiration of the Offer, (x) the aggregate number of Shares issuable to holders of stock options to purchase Shares, including options that were granted under any Company equity plans (the “Options”), from which the Company or its representatives have received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Options) and (y) the number of all Shares to be purchased by Parent or Purchaser pursuant to the Top-Up Option (the “Minimum Condition”), (ii) the obtainment or waiver of any required antitrust approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), and the expiration or termination of the waiting period required in connection with such required antitrust approval, (iii) no law or order (whether temporary, preliminary or permanent in nature) having been enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger by any governmental entity which makes illegal or otherwise prohibits the consummation of the Offer or the Merger (other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger) and (iv) the Merger Agreement not having been terminated in accordance with it terms. The Offer is also subject to a number of other conditions. Parent and Purchaser can waive some of the conditions to the Offer without the consent of the Company. Parent and Purchaser cannot, however, waive the Minimum Tender Condition without the consent of the Company. The Offer is not subject to a financing condition.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger.

On September 23, 2013, after careful consideration, the board of directors of the Company (the “Board of Directors”) unanimously (i) determined that the Merger Agreement, the Support Agreements (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger, and the other transactions contemplated by the Merger Agreement and the Support Agreements (as defined in the Offer to Purchase) are advisable to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iii) authorized and approved the Top-Up Option, and (iv) resolved to recommend that the Company’s stockholders tender their Shares to Parent pursuant to the Offer and, if required by applicable law, vote in favor of the adoption and approval of the Merger Agreement and the Merger.

The Company has granted to Purchaser an irrevocable option (the “Top-Up Option”) to purchase the number of newly-issued Shares equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and Purchaser at the time of the exercise of the Top-Up Option, constitutes one Share more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option or (ii) the aggregate number of Shares that the Company is authorized to issue under the Company’s certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option will be deemed to be exercised by Purchaser at the time of acceptance for payment by Purchaser of Shares pursuant to the Offer if there will not have been validly tendered and not validly withdrawn the number of Shares which, when added to the Shares owned by Parent and its affiliates, would represent at least one share more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option on a fully diluted basis at the time of acceptance. The Top–Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short–form” merger pursuant to applicable Delaware law at a time when the approval of the Merger at a meeting of the Company’s stockholders would be assured because of Parent’s and Purchaser’s ownership of a majority of the Shares following completion of the Offer. Upon the terms and subject to the conditions set forth in the Merger Agreement, in the event that, following consummation of the Offer and the exercise of the Top-Up Option, the adoption of the Merger Agreement by the stockholders of the Company is not required by applicable law in order to consummate the Merger, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer in accordance with applicable Delaware law without convening a meeting of the stockholders of the Company.

Subject to the provisions of the Merger Agreement and the applicable rules, regulations, interpretations and positions of the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (“NYSE”), Purchaser expressly reserves the right (in its sole discretion) to waive or otherwise modify or amend, in whole or in part, any of the terms and conditions of the Offer; provided that the Minimum Tender Condition and certain other terms and conditions of the Offer described in the Offer to Purchase may be waived or modified by Purchaser only with the prior written consent of the Company.

The Merger Agreement provides that Purchaser will, so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the NYSE that is applicable to the Offer. In the event that any of the conditions to the Offer are not yet satisfied or waived as of any then-scheduled expiration date of the Offer, Purchaser may in its discretion extend the Offer for successive periods of up to ten (10) business days each. Also, the Merger Agreement provides that Purchaser shall have the right, in its sole discretion, to extend the Offer beyond any then-scheduled expiration of the Offer for one or more consecutive increments of up to five (5) business days each, the length of each such period to be determined by the Parent in its sole discretion (or such longer period as Parent and the Company may mutually agree) to the extent the Marketing Period (as defined in the Offer to Purchase) shall not have been completed as of any then-scheduled expiration of the Offer. In addition, if any of the conditions to the Offer are not yet satisfied or waived as of any then-scheduled expiration date of the Offer, the Merger Agreement provides that Purchaser will be required to extend the Offer if requested by the Company, for successive extension periods of up to ten (10) business days.

In no event is Purchaser required to extend the Offer beyond the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) three (3) business days after the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the proxy statement to be filed by the Company in connection with the adoption of the Merger Agreement, including by informing the Company that it does not intend to review the proxy statement and (iii) March 22, 2014.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 AM, New York City time, on the next business day after the day on which the Offer was scheduled to expire.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Per Share Amount therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Per Share Amount for Shares be paid to the stockholders, regardless of any delay in payment for such Shares. In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after the date that is 60 days from the date of the Offer to Purchase, unless previously accepted for payment pursuant to the Offer as provided therein. Thereafter, except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer to Purchase are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must be received by the Depositary at one of its addresses listed on the back cover page of this Offer to Purchase prior to the expiration of the Offer. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution, unless such Shares have been tendered for the account of an eligible institution. If Shares have been tendered pursuant to the procedure for book–entry transfer, any notice of withdrawal must also specify the name and number of the account at the book–entry transfer facility to be credited with the withdrawn Shares. All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion. None of Purchaser, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re–tendered at any time prior to the Expiration Time by following one of the procedures described in the Offer to Purchase.

The Company has provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. For a summary of the material United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its or his or her own tax advisor regarding the United States federal income tax consequences of the Offer and the Merger to it in light of its, his or her particular circumstances, as well as the income or other tax consequences that may arise under the laws of any United States local, state or federal or non-United States taxing jurisdiction and the possible effects of changes in such tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 687-1875

Banks and Brokers may call collect: (212) 750-5833

October 4, 2013